Exhibit 95

During 2015:

(i) The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Federal Mine Safety and Health Act of 1977 (30 U.S.C. 814) for which the operator received a citation from the Mine Safety and Health Administration -- 6.

(ii) The total number of orders issued under section 104(b) of such Act (30 U.S.C. 814(b)) -- 0.

(iii) The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of such Act (30 U.S.C. 814(d)) -- 2

(iv) The total number of citations and orders for the use of untrained miners under section 104(g) of such Act (30 U.S.C. 814(g)) -- 1

(v) The total number of flagrant violations under section 110(b)(2) of such Act (30 U.S.C. 820(b)(2)) -- 0

(vi) The total number of imminent danger orders issued under section 107(a) of such Act (30 U.S.C. 817(a)) -- 1. Historically, the Company outsourced standby emergency mine rescue services to a third-party. Because that third-party terminated its agreement with the Company to provide mine rescue services, MSHA, during the third quarter, issued an order suspending underground mine operations until a new provider of such services was in place and imposed a fine, which the Company is contesting. On November 12, 2015, management contracted with a new standby emergency mine rescue services company and will be able to resume underground operations.  Because the Company had largely completed its underground infrastructure work and had reduced underground mining staff consistent therewith and has ample stockpiles of iron oxide and halloysite for its near-term expected requirements, the suspension did not have a material effect on the Company’s operations or prospects

(viii) The total dollar value of proposed assessments from the Mine Safety and Health Administration under such Act (30 U.S.C. 801 et seq.) -- $42,428.

(ix) The total number of mining-related fatalities -- 0.

(2) A list of coal or other mines, of which the registrant or a subsidiary of the registrant is an operator, that receive written notice from the Mine Safety and Health Administration of (i) A pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) of such Act (30 U.S.C. 814(e)); or (ii) The potential to have such a pattern -- 0

(3) Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mine -- 0.

1. Contests of citations and orders referenced in Subpart B of 29 CFR part 2700 -- 0

2. Contests of proposed penalties referenced in Subpart C of 29 CFR part 2700 -- 0;

3. Complaints for compensation referenced in Subpart D of 29 CFR part 2700 -- 0;

4. Complaints of discharge, discrimination or interference referenced in Subpart E of 29 CFR part 2700 -- 0;

5. Applications for temporary relief referenced in Subpart F of 29 CFR part 2700 -- 0 and

6. Appeals of judges' decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of 29 CFR part 2700 -- 0.